Exhibit 3.1

THIRD ARTICLES OF AMENDMENT

TO THE

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

OF

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

FIRST: The name of the corporation is Griffin Capital Essential Asset REIT, Inc.

SECOND: Section 8.5 of the Third Articles of Amendment and Restatement of the corporation, as amended, is hereby amended to read as follows:

Section 8.5. Disposition Fee on Sale of Property. If the Advisor or a director or Sponsor or any Affiliate thereof provides a substantial amount of the services in the effort to sell the property of the Corporation, that Person may receive an amount up to the lesser of one-half of the Competitive Real Estate Commission or an amount equal to 3% of the sales price of such property or properties; provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such property or properties.

THIRD: All other provisions of the Third Articles of Amendment and Restatement shall remain in full force and effect.

FOURTH: In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Third Articles of Amendment to the Third Articles of Amendment and Restatement were advised by the Board of Directors of the corporation and approved by the stockholders of the corporation as required by law on June 12, 2013.

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IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT, Inc., has caused the foregoing articles of amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer and Treasurer on this 12th day of June, 2013.

ATTEST:		Griffin Capital Essential Asset REIT, Inc.

By:	/s/ Joseph E. Miller	By:	/s/ Kevin A. Shields
	Joseph E. Miller		Kevin A. Shields
	Chief Financial Officer and Treasurer		Chief Executive Officer